CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the use in this registration statement of our report dated August
 29, 2003 on the consolidated
financial statements of Worldwide Manufacturing USA, Inc. as of and for the years ended December 31, 2002 and 2001, and to references to our firm in the prospectus as experts in accounting and auditing.

January 5, 2004
Denver, Colorado

/s/ COMISKEY & COMPANY
PROFESSIONAL CORPORATION